Exhibit 3

GLACIER BANCORP, INC.

BYLAW AMENDMENT

(as approved by the Board of Directors on June 25, 2008)

ARTICLE IV. BOARD OF DIRECTORS

Section 4.2 to be deleted in its entirety, and replaced with the following:

4.2. Term. The Board of Directors shall be elected in the manner provided in the Company’s Articles of Incorporation.